Bradley, Foster & Sargent, Inc.

Ethics Policy and Standards of Professional Conduct

March 31, 2017

Introduction

1.	Bradley, Foster & Sargent, Inc. is dedicated to helping each of its clients achieve their investment objectives through personalized and attentive service and superior, long-term investment performance. Specifically, this means serving each client professionally, courteously, confidentially, and ethically. All Employees (defined as Portfolio Managers, including Assistant Portfolio Managers, Assistants to Portfolio Managers, and Portfolio Management Associates; Research Analysts, including the Director of Research; Other Investment Professionals, including the Head Trader, Trading Assistants, and Director of Sales & Marketing; and all Other Employees) of this firm shall act in an ethical manner in all dealings with the clients of this firm, the public, the media, prospective clients, suppliers, other Employees, and other members of the investment community, consistent with the Ethics Policy and Standards of Professional Conduct (“Ethics Policy”) of the firm.

As investment managers, we have a fiduciary relationship with our clients and, as such, we shall place our interests – individually and collectively – subordinate to those of our clients. This applies to both individual and institutional clients, as well as to the shareholders of the BFS Equity Fund (BFSAX) and to the limited partners of Crystal Partners Fund Limited Partnership (“Crystal Partners”), which we manage. As further detailed below, this requires that all Employees will execute their personal securities transactions in a manner consistent with this Ethics Policy and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility. This Ethics Policy covers, among other things, personal securities transactions by all Bradley, Foster & Sargent, Inc. Employees for their own account, a personal account of a member of the Employee’s household, as well as a personal account of a minor child not residing with him or her, and accounts in which an Employee has a material (i.e., 5% or greater) direct or indirect beneficial interest and can influence investment decisions, whether or not the Employee or accountholder pays a fee.

Administration of the Ethics Policy is the responsibility of the firm’s Chief Compliance Officer. Appendix A: Chief Compliance Officer’s Duties and Responsibilities, enumerates the responsibilities of the Chief Compliance Officer in regard to this Ethics Policy. Enforcement of the Ethics Policy is the responsibility of the President of the firm. The Chief Compliance Officer is responsible for reviewing and receiving all documentation pertaining to securities trading and holdings required by the Ethics Policy. All Employees are required to report possible violations of the Ethics Policy to the Chief Compliance Officer. The Chief Compliance Officer is responsible for reviewing and investigating any reported or suspected violations of the Ethics Policy and reporting the events and any findings to the President. If investigation discloses that there has been a violation, the President will take appropriate action. Because all situations cannot be contemplated or provided for in advance, the President has the authority to permit exceptions to the policies and procedures in this Ethics Policy when an exception is not harmful to the best interests of the firm’s clients or does not give the appearance of a conflict of interest.

Bradley, Foster & Sargent, Inc. Ethics Policy and Standards of Professional Conduct

Revision: April 6, 2017

The Principals of Bradley, Foster & Sargent, Inc. believe that this code will serve to prevent actual or perceived conflicts of interest caused by Employee conduct including personal securities transactions. They also believe that the Ethics Policy is suitable, fair, and reasonable. From time to time, as conditions dictate, the Ethics Policy may be revised.

Any questions concerning this Ethics Policy and Standards of Professional Conduct should be directed to the Chief Compliance Officer or the President.

Annual Review and Signature of Ethics Policy

2.	Upon commencement of employment with Bradley, Foster & Sargent, Inc., and thereafter annually, at the beginning of the year, each Employee of Bradley, Foster & Sargent, Inc. shall read this Ethics Policy and shall signify that he or she has read, understands, and intends to comply with the provisions of this Ethics Policy by signing a copy of this policy. In addition, concurrent with the annual review of this Ethics Policy, each Employee of Bradley, Foster & Sargent, Inc. shall complete an annual compliance questionnaire and certification, disclosing outside business activities, political contributions, and other items, if any, that may cause potential conflicts. This questionnaire is included as Appendix E: Annual Compliance Questionnaire.

Prohibition Against Acting Illegally or Assisting in Illegal Actions

3.	No Employee shall knowingly participate in, or assist in, any acts in violation of an applicable law, rule, or regulation of any government, governmental agency, or regulatory organization which governs the business of Bradley, Foster & Sargent, Inc.

Prohibition Against Use of Material Nonpublic Information

4.	All Employees shall comply with all laws and regulations relating to the communication and use of material nonpublic information. No Employee shall trade in a security while in possession of material nonpublic information relating to that security.

It is permissible for Employees of Bradley, Foster & Sargent, Inc. to serve on the Board of Directors of publicly traded companies – with the prior approval of the President of the firm. A security of a company on which an Employee of Bradley, Foster & Sargent, Inc. serves on the Board of Directors is not allowed to be on the firm’s Guidance List.

Bradley, Foster & Sargent, Inc. Ethics Policy and Standards of Professional Conduct

Revision: April 6, 2017

Restrictions on Personal Securities Transactions

General Policy and Practice

5.a.	These policies and procedures apply to all full-time and part-time Employees of Bradley, Foster & Sargent, Inc.

b.	Bradley, Foster & Sargent, Inc. Employees may own, and are encouraged to own, in personal accounts (those covered by sub-paragraph 5k.) the same securities as those acquired by Bradley, Foster & Sargent, Inc. for its clients. It is an important principle of the firm that Bradley, Foster & Sargent, Inc. Employees own, to a large extent, the same securities as the firm’s clients, thus demonstrating to the firm’s clients that there is a strong alignment of interest between the firm and clients. However, Bradley, Foster & Sargent, Inc. Employees must always place the best interests of the firm’s clients ahead of their own interests. Thus, Employees must refrain from any transactions that in any way might harm the firm’s clients or give the impression of acting contrary to the client’s best interests.

Crystal Partners Fund Limited Partnership (“Crystal Partners”), a limited partnership, is an entity in which Bradley, Foster & Sargent, Inc. Employees and affiliated parties (e.g., consultants, spouses, and other immediate family members of Employees and consultants) have an ownership interest. Currently, the aggregate ownership by Employees and affiliated parties does not exceed 15% of the total ownership of Crystal Partners. As a result, Crystal Partners is considered a client account. Should the aggregate ownership of by Bradley, Foster & Sargent, Inc. Employees and affiliated parties exceed 15% of the total ownership of Crystal Partners, the entity will be considered a personal account and subject to all of the provisions of the Ethics Policy.

No Employee may knowingly buy, sell, or dispose of in any manner, including by gift, a personal securities investment which would cause, or appear to cause, a conflict with the interests of a Bradley, Foster & Sargent, Inc. client. Employees are expected to use common sense and good professional judgment in any case in which a possible conflict of interest may exist. If in doubt, Employees are required to ask the Chief Compliance Officer or his designee (i.e., the President of the Company, the Senior Operations Officer, the Director of Research, the Secretary of the Company, or the Chief Investment Officer, in that order, hereinafter referred to collectively as “Chief Compliance Officer”) for a ruling.

Short-Term Trading

c.	Employees should not engage in short-term trading (defined as the purchase and sale of the same security within 30 days) in their personal accounts (those covered by sub-paragraph 5k.) with respect to securities on the Bradley, Foster & Sargent, Inc. Guidance List. Any profits realized on buys and sells within 30 days are required to be disgorged to Bradley, Foster & Sargent, Inc. (which in turn will donate the proceeds to a charity chosen by the Employee disgorging the profits), unless the transaction is specifically pre-approved by the Chief Compliance Officer. Employees, with the pre-approval of the Chief Compliance Officer, may sell securities within 30 days of purchase (subject to the requirements of all other sections of this Ethics Policy), if the sale results in a realized loss.

Bradley, Foster & Sargent, Inc. Ethics Policy and Standards of Professional Conduct

Revision: April 6, 2017

This prohibition on short-term trading does not apply to the Bradley, Foster & Sargent, Inc. 401(k) Plan equity fund which Bradley, Foster & Sargent, Inc. manages. This prohibition on short-term trading does apply to the Bradley, Foster & Sargent, Inc. Corporate Accounts (i.e., Corporate, Operating, Research, and Reserve accounts which, currently, are held in custody at Fidelity Investments; Core Equity, Growth & Income, and Mutual Fund accounts which, currently, are held in custody at Charles Schwab; and Pledged Account held in custody at Huntington Bank, hereinafter collectively referred to as “Corporate Accounts”).

Opposite Way Trading

d.	Opposite way trading is prohibited for a 30-day period. If a Portfolio Manager sells all or substantially all of a security for all (or all but a few) of his or her clients, then the Portfolio Manager is prohibited from buying this security in his or her personal accounts (those covered by sub-paragraph 5k.) for 30 days. Similarly, if a Portfolio Manager buys a security broadly for his or her clients, the Portfolio Manager may not sell this security for his or her personal accounts (those covered by sub-paragraph 5k.) for 30 days.

This prohibition on opposite way trading does not apply to the Bradley, Foster & Sargent, Inc. 401(k) Plan equity fund which Bradley, Foster & Sargent, Inc. manages. This prohibition on opposite way trading does apply to the Bradley, Foster & Sargent, Inc. Corporate Accounts.

Other Trading Restrictions

e.	No Employee may purchase a security for his or her personal accounts (those covered by sub-paragraph 5k.) seven or fewer calendar days prior to that security being placed on the Company’s Guidance List by the Investment Committee.

f.	No Employee may purchase any security in an initial public offering for his or her personal accounts (those covered by sub-paragraph 5k.). This restriction does not apply to secondary equity offerings, preferred stock, or debt.

g.	No Employee may purchase a private placement security without the prior approval of the President.

h.	No Employee may participate in cross trades in which Clients are participating.

Bradley, Foster & Sargent, Inc. Ethics Policy and Standards of Professional Conduct

Revision: April 6, 2017

Pre-Clearance Procedures

i.	Pre-Clearance by the Chief Compliance Officer is required for all Employee transactions, including “gifting,” for accounts covered by sub-paragraph 5k. except for “de minimis” transactions or transactions of “exempt securities” as defined below:

De Minimis Transactions

1.	Large and Mid Cap Stocks (defined as having a market capitalization of more than $2 billion or are included in the Russell 1000 Index or S&P 500 index; Large and Mid Cap Stocks also includes all Exchange Traded Funds on the Guidance List):

Any purchases or sales of a Large and/or Mid Cap Stock for an Employee’s personal account aggregating 1,000 shares or less in a calendar month.

This de minimis test is not applicable to Small Cap Stocks.

2.	Small Cap Stocks (defined as having a market capitalization of $2 billion or less and are not included in the Russell 1000 Index or S&P 500 index):

Any purchases or sales of a Small Cap Stock for an Employee’s personal account followed in less than seven days (i.e., within the seven calendar day blackout period) by a trade in the same security for a client’s account, if executed by a Portfolio Manager who is other than the aforementioned Employee. The Employee’s personal trade will be deemed to be de minimis, and not subject to the disgorgement of profits policy, if the trade qualifies under at least one of the following tests:

1.	The number of shares in the personal trade is equal to or less than 1% of the last 10 days average trading volume (the “1% rule”) or

2.	The dollar amount of the personal trade is equal to or less than $25,000 (the “$25,000 rule”).

If the trade does not meet the requirements of the 1% rule or the $25,000 rule, the amount in excess of the higher of the two requirements will be subject to the disgorgement of profits policy.

Exception: If the Employee who traded for his or her personal account and the Portfolio Manager who traded for his clients’ accounts within the following seven calendar day blackout period is the same person, that Portfolio Manager’s personal trades will not qualify for de minimis treatment. Rather, the entire amount of his or her personal trades will be subject to the disgorgement of profits policy.

Bradley, Foster & Sargent, Inc. Ethics Policy and Standards of Professional Conduct

Revision: April 6, 2017

3.	Pre-clearance Waiver, only. While pre-clearance is not required if a trade qualifies under the applicable de minimis transaction provision, the Employee is still subject to the Short-Term Trading and Opposite Way Trading rules and is required to prepare and submit to the Trader a Personal Trade Blotter (see Appendix B: Personal Trades – Trade Blotter).

Exempt Securities

Pre-clearance is not required for personal transactions involving the following types of securities:

1.	All equities, and puts and calls of equities, which are not on the Guidance List

2.	Securities created as the result of spin-offs of Guidance List securities, if sold within 60 days of the initial trading of the security

3.	Equities acquired as a result of dividend reinvestment, the exercise of rights issued by a company, participation in mergers and reorganizations, or acceptance of a tender offer

4.	Equities acquired as a result of the expiration of forfeiture provisions (e.g., restricted stock awarded by a former employer)

5.	Equities acquired by a spouse through his or her employer’s stock option plan or employee stock purchase plan

6.	Shares of open-end investment companies (mutual funds), including those held in a 401(k) account administered/managed by a former employer of an Employee or in a section 529 college fund. This does not include the BFS Equity Fund (BFSAX), where pre-clearance is required

7.	Exchange traded funds which are not on the Guidance List

8.	Direct obligations of the U.S. Government (including its agencies and instrumentalities – FNMA, GNMA, etc.)

9.	Corporate (non-convertible and convertible into equities of issuers not on the Guidance List) and municipal bonds which are not on the Guidance List

10.	CDs and other money market instruments

Bradley, Foster & Sargent, Inc. Ethics Policy and Standards of Professional Conduct

Revision: April 6, 2017

Non-Exempt Securities

Pre-clearance is required for personal transactions involving the following types of securities:

1.	All equities which are on the Guidance List, including preferred stocks and ADR’s of foreign companies

2.	Corporate (non-convertible and convertible into equities of issuers on the Guidance List) and municipal bonds which are on the Guidance List

3.	BFS Equity Fund (BFSAX) which is on the Guidance List

4.	Closed-end mutual funds which are on the Guidance List

5.	Exchange traded funds which are on the Guidance List

6.	Preferred stock of issuers whose common stock is on the Guidance List – Small Cap Stock rules apply unless otherwise designated by the Chief Compliance Officer

7.	Convertible preferred stocks of issuers whose common stock is on the Guidance List

8.	Stock options (the purchase and sale of calls and puts) – the rules that are applicable to the underlying security apply to the stock options

Pre-Clearance Required

j.	In purchasing or selling a security for which pre-clearance is required, Employees may not execute transactions without first obtaining proper approval from the Chief Compliance Officer. Pre-clearance involves filling out a pre-clearance form (see Appendix B: Personal Trades – Trade Blotter, for the form), requesting pre-clearance to proceed with the particular transaction, and receiving written approval of the Chief Compliance Officer. The Employee, or if he or she is out of the office, another Employee acting at his or her direction, must complete the pre-clearance form and submit it to the Chief Compliance Officer for approval before placing the trade. The Chief Compliance Officer will either give approval or deny the request. If approved, the clearance is given for only one day.

The Chief Compliance Officer is prohibited from approving his or her own trades. This prohibition applies to designees who are acting on behalf of the Chief Compliance Officer in his or her absence.

k.	Pre-clearance requirements apply only to transactions effected on behalf of the following types of accounts: the Employee’s own account, a personal account of a member of the Employee’s household as well as a personal account of a minor child not residing with him or her, and accounts in which an Employee has a material (i.e., 5% or greater) direct or indirect beneficial interest and can influence investment decisions, whether or not the Employee or accountholder pays a fee. These accounts include IRAs, revocable trusts, irrevocable trusts, and dynasty trusts of family members which are managed by a Portfolio Manager who personally has, or whose immediate family members have, a beneficial interest in the accounts, whether or not the Employee or accountholder pays a fee, subject to a cumulative 5% materiality threshold (i.e., if all of the beneficial interests combined total less than 5%, the pre-clearance rules do not apply). Pre-clearance requirements also apply to Bradley, Foster & Sargent, Inc.’s 401(k) Plan equity fund which Bradley, Foster & Sargent, Inc. manages and in which the Bradley, Foster & Sargent, Inc. Portfolio Manager has a beneficial interest, as do most Employees, as well as the Bradley, Foster & Sargent, Inc. Corporate Accounts.

Bradley, Foster & Sargent, Inc. Ethics Policy and Standards of Professional Conduct

Revision: April 6, 2017

In those instances where a Portfolio Manager is managing a personal account of another Employee, the Portfolio Manager is subject to the pre-clearance requirements relative to that account. Also, the beneficial owner of the account is required to include the account, and report on the transactional activity in the account, in conformity with the quarterly and annual reporting requirements of this Ethics Policy. These requirements cease to apply when an Employee is no longer employed by the Company.

Personal Trades of Large and Mid Cap Stocks

Portfolio Managers – Personal Trading Requirements

l.	After obtaining pre-clearance from the Chief Compliance Officer, a Portfolio Manager may purchase or sell any Large and Mid Cap Stock for accounts covered by paragraph 5k. on the day preceding or following the day on which he or she buys or sells such security for his or her clients’ portfolios. In other words, there is not a “24-hour” rule; if a security is bought or sold by a Portfolio Manager for his or her client’s portfolio at 3:59 p.m. on one day, he or she may purchase or sell the security for his or her accounts covered by paragraph 5k. the next day at 9:30 a.m.

m.	After obtaining pre-clearance from the Chief Compliance Officer, a Portfolio Manager may purchase or sell any Large and Mid Cap Stock for accounts covered by paragraph 5k. on the same day he or she purchases or sells such security for his or her clients’ portfolios, as long as at least one of the following procedures is utilized:

1.	The Portfolio Manager includes his or her personal trade with other trades for his or her clients in a block trade (or an aggregated trade) which is executed with a broker through Bradley, Foster & Sargent, Inc.’s master account. All the shares in that particular block must be executed at the average price calculated by the broker, which must be done by the end of the day. Partially filled orders will go first to clients and then pro-rata to personal accounts, which include Bradley, Foster & Sargent, Inc.’s 401(k) Plan equity fund and the Bradley, Foster & Sargent, Inc. Corporate Accounts. Because personal trades are approved for only one day, unfilled or partially filled personal trades will not automatically be worked the next trading day. If a Portfolio Manager still wants to complete the unfilled or partially filled personal trade order, the personal trade order must be resubmitted for pre-clearance approval.

Bradley, Foster & Sargent, Inc. Ethics Policy and Standards of Professional Conduct

Revision: April 6, 2017

2.	The Portfolio Manager executes his or her personal trades on an account-by-account methodology through Bradley, Foster & Sargent, Inc.’s master account, while also executing other trades in a similar manner during the same day in the same security for clients also through the firm’s master account. At the end of the day, the broker must calculate an average price for all of the trades placed by that Portfolio Manager in that security during the day, at which time the trades are allocated to their respective individual accounts at the average price. Partially filled orders will go first to clients and then pro-rata to personal accounts, which include Bradley, Foster & Sargent, Inc.’s 401(k) Plan equity fund and the Bradley, Foster & Sargent, Inc. Corporate Accounts. Because personal trades are approved for only one day, unfilled or partially filled personal trades will not automatically be worked the next trading day. If a Portfolio Manager still wants to complete the unfilled or partially filled personal trade order, the personal trade order must be resubmitted for pre-clearance approval.

3.	A Portfolio Manager may not purchase or sell any Large or Mid Cap Stock for accounts covered by paragraph 5k. on the same day on which he or she buys or sells such security for his or her clients’ portfolios if the personal trade is executed with a broker that is different then the broker used to execute the trades for his or her clients.

Research Analysts – Personal Trading Requirements

n.	A Research Analyst may not trade in a security, or any derivative thereon, if the Research Analyst intends to recommend that security for Guidance List inclusion or deletion within seven calendar days. Likewise, a Research Analyst may not trade in a security, or any derivative thereon, if the Research Analyst intends to change an existing recommendation, or change the rating of a Guidance List security, within seven calendar days. Recommendations may take the form of written memoranda, group presentations, or individual conversations.

If the Research Analyst has paid due regard to the seven day personal trading requirements, the Research Analyst may obtain pre-clearance from the Chief Compliance Officer to purchase or sell any Large and Mid-Cap Stock at any time. If the Research Analyst’s personal trade is included in a block or aggregated trade with clients’ trades, and the order is only partially filled, the partially filled orders will go first to clients and then pro-rata to personal accounts, which include Bradley, Foster & Sargent, Inc.’s 401(k) Plan equity fund and the Bradley, Foster & Sargent, Inc. Corporate Accounts. Because personal trades are approved for only one day, unfilled or partially filled trades will not automatically be worked the next trading day. If a Research Analyst still wants to complete the unfilled or partially filled personal trade order, the personal trade order must be resubmitted for pre-clearance approval.

Bradley, Foster & Sargent, Inc. Ethics Policy and Standards of Professional Conduct

Revision: April 6, 2017

All Other Investment Professionals and Other Employees – Personal Trading Requirements

o.	After obtaining pre-clearance from the Chief Compliance Officer, all Other Investment Professionals and Other Employees may purchase or sell any Large and Mid Cap Stock at any time. If their personal trades are included in a block or aggregated trade with clients’ trades, and the order is only partially filled, the partially filled orders will go first to clients and then pro-rata to personal accounts, which include Bradley, Foster & Sargent, Inc.’s 401(k) Plan equity fund and the Bradley, Foster & Sargent, Inc. Corporate Accounts. Because personal trades are approved for only one day, unfilled or partially filled personal trades will not automatically be worked the next trading day. If an Investment Professional or Other Employee still wants to complete the unfilled or partially filled personal trade order, the personal trade order must be resubmitted for pre-clearance approval.

Personal Trades of Small Cap Stocks (Note: This is an abbreviated version of the Small Cap Stock rules. The complete text is included in Appendix C: Small Cap Stocks Personal Trading Requirements for All Employees.)

All Employees – Personal Trading Requirements

p.	Block or aggregated trades

As a general practice, all Employees should attempt to include their personal securities transactions of Small Cap Stocks in block or aggregated trades that include trades for our clients.

After obtaining pre-clearance from the Chief Compliance Officer, an Employee may purchase or sell any Small Cap Stocks for accounts covered by paragraph 5k. at any time if his or her personal trade is included with other trades for our clients in a block trade (or an aggregated trade) which is executed with a broker through Bradley, Foster & Sargent, Inc.’s master account. The personal component of block or aggregated trades will be limited to 15% of the total transaction (the “15% rule”), as measured by broker. (For example, if a Portfolio Manager is purchasing an issue for his clients, as well as for three of his personal accounts, two of which are prime broker eligible and one that is not, the trades for the two personal accounts that are prime broker eligible are limited to 15% of the total block or aggregated trade being executed by the prime broker and the trade for the remaining one account is limited to 15% of the total block or aggregated trade being executed by the non-prime broker.) All of the shares in that particular block must be executed at the average price calculated by the broker, which must be done by the end of the day. Partially filled orders will go first to clients and then pro-rata to personal accounts, which include Bradley, Foster & Sargent, Inc.’s 401(k) Plan equity fund and the Bradley, Foster & Sargent, Inc. Corporate Accounts. Because personal trades are approved for only one day, unfilled or partially filled personal trades will not automatically be worked the next trading day. If an Employee still wants to complete the unfilled or partially filled personal trade order, the personal trade order must be resubmitted for pre-clearance approval, including for compliance with the 15% rule.

Bradley, Foster & Sargent, Inc. Ethics Policy and Standards of Professional Conduct

Revision: April 6, 2017

q.	Other than block or aggregated trades

If an Employee does not include his or her personal securities transaction of Small Cap Stocks in a block or aggregated trade, the Employee may be subject to a seven calendar day blackout period (as defined in Appendix C: Small Cap Stocks Personal Trading Requirements for All Employees).

If an Employee has paid due regard to the seven calendar day blackout period (i.e., there have been no client trades in the subject Small Cap Stock within the prior seven calendar days), he or she may obtain pre-clearance from the Chief Compliance Officer to purchase or sell any Small Cap Stock for accounts covered by Paragraph 5k. However, if an Employee purchases or sells a security for his or her personal account within seven calendar days of a trade in this same security for clients (either before or after the client purchase or sale), unless an exception is granted by the Chief Compliance Officer, the Employee will be subject to the disgorgement of profits policy.

Notwithstanding the foregoing, if an Employee trades for his or her personal account, thereby starting a seven calendar day blackout period, and a Portfolio Manager trades for his or her clients’ accounts within that seven calendar day blackout period, the Employee’s personal trade will be deemed to be de minimis and not subject to the disgorgement of profits policy, if the trade qualifies under at least one of the following de minimis transaction tests:

1.	The number of shares in the personal trade is equal to or less than 1% of the last 10 days average trading volume (the “1% rule”) or

2.	The dollar amount of the personal trade is equal to or less than $25,000 (the “$25,000 rule”).

If the trade does not meet the requirements of the 1% rule or the $25,000 rule, the amount in excess of the higher of the two requirements will be subject to the disgorgement of profits policy.

r.	In order to coordinate trading in Small Cap Stocks for client accounts and Employees’ personal accounts, the Trader will maintain a current electronic record of daily trading activity in Small Cap Stocks on the Bradley, Foster & Sargent, Inc. Guidance List. That record will be available to all Employees on the Company’s H drive under the heading Small Cap Stocks Daily Trading Activity.

Full Disclosure of Personal Securities Investment

6.a. Within seven calendar days of their employment start date, all Employees will provide the Chief Compliance Officer with a statement (or statements) of all U.S. publicly traded securities owned in personal accounts described in paragraph 5k. above as of their employment date. If the new Employee does not own any U.S. publicly traded securities at the time of his or her employment, the new Employee will provide the Chief Compliance Officer with a certification to that effect.

Bradley, Foster & Sargent, Inc. Ethics Policy and Standards of Professional Conduct

Revision: April 6, 2017

b.	Within ten days of the end of each calendar quarter, each Employee will provide the Chief Compliance Officer with a report listing all of his or her paragraph 5k. accounts and verifying all purchases and sales of securities, the number of shares and prices of the trades, and the dates of the trades for these accounts. This report, generated by the Chief Compliance Officer utilizing Advent/Axys, will be signed and dated and become part of the records of Bradley, Foster & Sargent, Inc. If an Employee does not have any paragraph 5k. accounts, the Employee will provide the Chief Compliance Officer with a certification to that effect.

c.	Within one month of the end of the calendar year, all Employees will provide a statement or statements which lists all U.S. publicly traded securities held in the accounts listed in paragraph 5k. above, except for those accounts custodied at Charles Schwab or Fidelity Investments for which reports are directly available to Bradley, Foster & Sargent, Inc.

d.	All Employees’ accounts will be tracked on the firm’s accounting system (Advent/Axys). In addition, all trades, for both client accounts and personal accounts, will be executed by the Company’s centralized trading function, thereby promoting the use of only approved trading partners, the creation of a documented audit trail for all trades, and an appropriate allocation of commissions. These requirements are also intended to facilitate the generation of the reports identified in 6b. and 6c. above.

This requirement that all trades for personal accounts must be executed by the Company’s centralized trading function does not apply to shares of open-end investment companies held in a 401(k) account administered/managed by a former employer of the Employee; however, this requirement does apply to Employees’ self-directed 401(k) accounts, whether managed by Bradley, Foster & Sargent, Inc. or another investment manager, including the Employee.

Gifts

7. Employees are prohibited from receiving and/or accepting any gift or other items (for example, tickets or invitations to sporting events or shows) of more than de minimis value (i.e., $100 cumulatively per calendar year) from any person or entity that does business with or on behalf of the firm unless specifically approved by the Chief Compliance Officer (e.g., gift baskets that are of more than de minimis value will be exempt from this provision, if shared with the staff). This prohibition is not intended to include research/broker/custodian conferences and related meals/entertainment with investment houses or companies with publicly traded securities which are potentially or currently on the Guidance List. Also, this prohibition is not intended to preclude personal acquaintances of Employees who are also clients of Bradley, Foster & Sargent, Inc. from giving an Employee or a member of the Employee’s household a gift with a value in excess of $100 for a special occasion such as a wedding or shower (bridal, baby, etc.); however, upon receipt of such a gift, the Employee is required to provide to the Chief Compliance Officer the name(s) of the clients(s) involved.

All gifts and entertainment (excluding meals), in excess of $250 per individual per occurrence, given by Employees to current and prospective clients and any person or entity that does business with or on behalf of the firm, are to be reported to the Chief Compliance Officer.

Bradley, Foster & Sargent, Inc. Ethics Policy and Standards of Professional Conduct

Revision: April 6, 2017

Diligence and Thoroughness in the Investment Management Process

8.a. Bradley, Foster & Sargent, Inc. shall maintain appropriate files and records in order for Portfolio Managers, Research Analysts, and Other Investment Professionals to undertake research and analysis to identify quality companies, utilizing qualitative and quantitative processes. Companies which pass these and other analyses are approved by a consensus of the members of the Investment Committee and placed on the Company’s Guidance List for possible use in Client’s portfolios. Securities recommended for addition to the Guidance List between Investment Committee meetings require the affirmative vote of at least five members of the Investment Committee. Portfolio Managers shall only purchase securities for clients’ accounts which are on the firm’s Guidance List unless the client directs the purchase of a security not on the Guidance List. The Portfolio Manager shall exercise diligence and thoroughness in the purchase and sale of all securities for the portfolios of clients. This means that there will be a reasonable and adequate basis for taking investment actions, which the Portfolio Manager believes to be prudent, supported by appropriate research and investigation.

If a client has directed the purchase of a security, whether on the Guidance List or not on the Guidance List, or the sale of a security, the Portfolio Manager initiating the transaction on behalf of the client is required to prepare appropriate documentation (using the standard Bradley, Foster & Sargent, Inc. Client-Directed/Executed Trade Memo) for inclusion in the client’s file and for distribution to the Trader. Similarly, if a client has independently executed a transaction in his or her portfolio, upon becoming aware of the transaction, the Portfolio Manager for that client’s account is required to prepare appropriate documentation (using the standard Bradley, Foster & Sargent, Inc. Client-Directed/ Executed Trade memo) for inclusion in the client’s file and for distribution to the Trader.

b.	When taking investment action for a specific portfolio or client, the Portfolio Manager shall take into account the investment objectives of the client, the characteristics of the investment involved, and the basic characteristics of the total portfolio. The Portfolio Manager shall use reasonable judgment to determine the relevant factors.

c.	The Portfolio Manager shall disclose to prospective and new clients the basic investment process of Bradley, Foster & Sargent, Inc., including, but not limited to, how securities are selected and portfolios are constructed and disclosing promptly any changes in philosophy or process. The Portfolio Manager shall deliver or arrange to mail a copy of the firm’s SEC Form ADV, Part 2A, and the appropriate SEC Form ADV, Part 2B, to all new clients of the firm insuring receipt of the document no later than when the client executes Bradley, Foster & Sargent, Inc.’s investment management agreement.

d.	Portfolio Managers, Research Analysts, Other Investment Professionals, and all Other Employees shall not knowingly make any statements, orally or in writing, which misrepresent the services that Bradley, Foster & Sargent, Inc. is capable of performing for a client or the expected performance of an investment or a portfolio.

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Performance Presentation Standards

9.	Portfolio Managers, Research Analysts, Other Investment Professionals, and all Other Employees shall not knowingly make any statements, orally or in writing, which misrepresent the past investment performance of a portfolio or of Bradley, Foster & Sargent, Inc. Portfolio Managers, the Director of Sales and Marketing, and the Chief Compliance Officer shall make every reasonable effort to assure that such performance presentations or statements are fair, accurate, and complete. Bradley, Foster & Sargent, Inc. uses Advent’s Axys Software to perform portfolio internal rate of return and time weighted return calculations. The methodology employed by the software is one of several approaches endorsed by the CFA Institute, the generally accepted authority on Global Investment Performance Standards (GIPS). As long as Portfolio Managers accurately use the return information in regard to the relevant portfolio or portfolios in the proper fashion, Portfolio Managers can assume, after appropriate review for errors, that the return calculations have been performed accurately.

Disclosure of Conflicts

10.	The firm will disclose in the SEC Form ADV, Part 2A such circumstances pertaining to Bradley, Foster & Sargent, Inc. which could conceivably have the result of leading to investment decisions or execution which are not unbiased or objective. All Employees shall comply with all requirements regarding disclosure of conflicts of interest imposed by law and by rules and regulations of organizations governing his or her activities as well as with any prohibitions on his or her activities if a conflict of interest exists.

Disclosure of Referral Fees

11.	Bradley, Foster & Sargent, Inc. shall make appropriate disclosure to a prospective client of any consideration paid or other benefit delivered to others for recommending the services of Bradley, Foster & Sargent, Inc. to that prospective client or customer.

Preservation of Confidentiality

12.	Bradley, Foster & Sargent, Inc. has implemented a policy which addresses client privacy (see Appendix D: Client Privacy Policy – Employee Procedures). All Employees will review this policy annually concurrently with the Ethics Policy. As laid out in this memo, it is the policy of Bradley, Foster & Sargent, Inc. to maintain the confidentiality, integrity, and security of personal information entrusted to us by former, current, and prospective clients. All Employees shall ensure that client information is properly safeguarded. Employees should not divulge the name of any client or any details of the investment portfolio or relationship to other clients, prospective clients, or individuals outside the firm without the express permission of the client. Certain narrow and limited exceptions may apply, as described in the Client Privacy Policy included as Appendix D.

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Political Contributions/Solicitation of Contributions

13.	In accordance with the Investment Advisers Act of 1940, an investment adviser is prohibited from providing advisory services for compensation to a government client for two years after the adviser or its employees make a contribution to, or solicit contributions for, political candidates or elected officials who may have the ability to influence awarding such business. This prohibition includes contributions to, or solicitation of contributions for, political parties or political action committees that have contributed to political candidates or elected officials who may have the ability to influence awarding such business. Bradley, Foster & Sargent, Inc. has implemented the following policy which addresses political contributions and solicitations: All Employees must report to the Chief Compliance Officer any and all contributions, and the solicitation of contributions, as soon as it is practical, preferably prior to making the contribution.

Outside Business Activities

14.	Bradley, Foster & Sargent, Inc. expects that all Employees of the firm will devote their full time and best efforts to the Company’s business. All Employees must report any and all involvement in business activities that are outside of the activities related to their employment with Bradley, Foster & Sargent, Inc., for which they are compensated, to the Chief Compliance Officer prior to their commencement of employment with Bradley, Foster & Sargent, Inc. or prior to commencing any such activities. This requirement does not include volunteer activities with not-for-profit organizations.

Signed:	Date:

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Appendix A: Chief Compliance Officer’s Duties and Responsibilities

1.	Distribute this Ethics Policy and Standards of Professional Conduct to all Employees.

2.	Designate one or more alternates in case the Chief Compliance Officer is not available.

3.	Familiarize Employees with relevant policies, procedures, and forms. Answer Employee questions about the Ethics Policy and, in case of doubt, bring questions to the attention of the President.

4.	Review on a regular basis, and update as necessary, this Ethics Policy and relevant policies and procedures.

5.	When contacted for pre-clearance, approve or deny personal trades.

6.	Reconcile pre-clearance approvals, as documented on Personal Trades – Trade Blotter, with the quarterly purchase and sale reports provided by each Employee.

7.	Receive all necessary and appropriate forms from Employees, both from new hires upon joining the firm, as well as quarterly and annual transaction and certification forms from all Employees.

8.	Maintain and review records related to personal securities transactions, including each Employee’s annual certification that he or she has read, understood, and intends to comply with the firm’s Ethics Policy.

9.	Bring to the attention of the President any infractions of the Ethics Policy which require warnings, discipline, or action up to and including termination of employment.

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BRADLEY, FOSTER & SARGENT, INC.

Appendix B: Personal Trades – Trade Blotter

Date:	Employee Name:	Small Cap Stock Data	#1	#2	#3	#4
Time:	Employee Signature:	Symbol
10 Day Avg. Volume in Thousands
Approx. Share Price on Trade Date

Portfolio Code	Account Number	Account Name	B/S	No. of Shares	Symbol	Security	GL Y/N	Price	Comm	Net	Broker/ Custodian

	Chief Compliance Officer:							Approved	☐	Denied	☐
( or designee)

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Appendix B: Trade Blotter

Personal Trades – Trade Blotter Check List

The following questions relate specifically to securities on the Bradley, Foster & Sargent, Inc. Guidance List:

Yes No
ALL STOCKS	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐
Short Term Trading
Are you selling any securities for a gain which you have purchased within the past 30 days?
Bradley, Foster & Sargent, Inc. 401(k) Plan
Other: ______________________________________________
Opposite Way Trading
Are you purchasing a security that you have sold out of for all, or substantially all, of your clients’ accounts within the past thirty days?
Bradley, Foster & Sargent, Inc. 401(k) Plan
Other: ______________________________________________
Are you selling a security that you have purchased for all, or substantially all, of your clients’ accounts within the past thirty days?
Bradley, Foster & Sargent, Inc. 401(k) Plan
Other: ______________________________________________
LARGE AND MID CAP STOCKS (defined as securities of a company with a market capitalization of more than $2 billion or in the Russell 1000 index or in the S&P 500 index)
Block or Aggregated Trades Is your trade included in a block or aggregated trade with those of your clients?	☐ ☐
De Minimis Transactions. Will this trade cause the aggregate number of shares you are trading in this security in this calendar month to exceed 1,000 shares?	☐ ☐
If yes, pre-clearance of your trade is required.
SMALL CAP STOCKS (defined as securities of a company with a market	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐
capitalization of $2 billion or less that is not in the Russell 1000 Index or in the S&P 500 Index)
Block or Aggregated Trades
Is your trade included in a block or aggregated trade with those of your clients or other Portfolio Managers’ clients?
If yes, is the total of all personal trades in the block or aggregated trade more than 15% of the total trade?
Seven Calendar Day Blackout Period
Are you trading any securities that have been purchased or sold for any client’s account within the past seven calendar days?
Bradley, Foster & Sargent, Inc. 401(k) Plan
Block trading exemption
No client holdings exemption
Other: ______________________________________________
De Minimis Transactions
Does your trade qualify as a de minimis transaction under the:
1% rule?
$25,000 rule?

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Appendix C: Small Cap Stocks

Personal Trading Requirements for All Employees

Block or Aggregated Trades

As a general practice, all Employees should attempt to include their personal securities transactions of Small Cap Stocks in block or aggregated trades that include trades for our clients.

After obtaining pre-clearance from the Chief Compliance Officer, an Employee may purchase or sell any Small Cap Stocks for accounts covered by paragraph 5k. at any time if his or her personal trade is included with other trades for our clients in a block trade (or an aggregated trade) which is executed with a broker through Bradley, Foster & Sargent, Inc.’s master account. The personal component of block or aggregated trades will be limited to 15% of the total transaction (the “15% rule”), as measured by broker. (For example, if a Portfolio Manager is purchasing an issue for his clients, as well as for three of his personal accounts, two of which are prime broker eligible and one that is not, the trades for the two personal accounts that are prime broker eligible are limited to 15% of the total block or aggregated trade being executed by the prime broker and the trade for the remaining one account is limited to 15% of the total block or aggregated trade being executed by the non-prime broker.) All of the shares in that particular block must be executed at the average price calculated by the broker, which must be done by the end of the day. When calculating the personal component of block or aggregated trades, all personal accounts must be aggregated, including personal accounts a Portfolio Manager is managing for another Employee.

The Bradley, Foster & Sargent, Inc. 401(k) Plan equity fund which Bradley, Foster & Sargent, Inc. manages is excluded from this calculation.

There is no limitation on the frequency with which Employees can participate in block or aggregated trades with the firm’s clients with the following caveat: the Employee whose personal trade was responsible for commencing a blackout period (as defined below) cannot participate in block or aggregated trades in that security during that blackout period.

Partially filled orders: All clients’ trades must be filled first. If a trade can only be partially filled, the shares purchased/sold must be allocated first pro rata to clients. Only after the clients’ orders are filled will any remaining shares be allocated to personal trade orders, which include Bradley, Foster & Sargent, Inc.’s 401(k) Plan equity fund and the Bradley, Foster & Sargent, Inc. Corporate Accounts. Because personal trades are approved for only one day, unfilled or partially filled personal trades will not automatically be worked the next trading day. If an Employee still wants to complete the unfilled or partially filled personal trade order, the personal trade order must be resubmitted for pre-clearance approval, including for compliance with the 15% rule.

Other Than Block or Aggregated Trades

If an Employee does not include his or her personal securities transactions of Small Cap Stocks in a block or aggregated trade, the Employee may be subject to a seven calendar day blackout period – the minimum amount of time that is required to pass between a non-block or non-aggregated personal trade and a client trade. Failure to adhere to this policy subjects the Employee to the disgorgement of profits.

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For example, if a Portfolio Manager purchases or sells for his client a Small Cap Stock, the soonest another Employee may purchase or sell that same security for his or her personal account, and still be in compliance with the seven calendar day blackout policy, is seven calendar days later (e.g., if the client trade takes place on a Tuesday, the earliest day a personal trade might be placed would be the following Tuesday – after the expiration of the seven calendar day blackout period). If an Employee purchases or sells that same security for his or her personal account in less than seven calendar days, he or she will be subject to the disgorgement of profits.

In a similar fashion, if an Employee purchases or sells for his or her personal account a Small Cap Stock, the soonest a Portfolio Manager may purchase or sell that same security for his or her client, without subjecting the Employee to the disgorgement of profits, is seven calendar days later – after the expiration of the seven calendar day blackout period. If a Portfolio Manager purchases or sells that same security for his client in less than seven calendar days, the Employee will be subject to the disgorgement of profits. (Note that a Portfolio Manager cannot be precluded from purchasing or selling a Small Cap Stock for a client simply because an Employee purchased or sold the same security within the prior seven days.)

This seven day blackout period does not apply to the Bradley, Foster & Sargent, Inc. 401(k) Plan equity fund which Bradley, Foster & Sargent, Inc. manages.

If an Employee has paid due regard to the seven calendar day blackout period (i.e., there have been no client trades in the subject Small Cap Stock within the prior seven calendar days), he or she may obtain pre-clearance from the Chief Compliance Officer to purchase or sell any Small Cap Stock for accounts covered by Paragraph 5k.

Blackout Period/Disgorgement of Profits Policy

If an Employee purchases or sells a security for his or her personal account other than in a block or aggregated trade within seven calendar days of a trade in this same security for clients (either before or after the client purchase or sale), unless an exception is granted by the Chief Compliance Officer, the Employee will be subject to the disgorgement of profits policy. Examples of the application of the policy follow:

If a Portfolio Manager buys a security for a client’s account within this seven calendar day blackout period at a higher price, then the Employee must pay to Bradley, Foster & Sargent, Inc. the per share price differential times the number of shares purchased so that the Employee has the same average price as Bradley, Foster & Sargent, Inc.’s client.

In a similar fashion, if a Portfolio Manager sells a security for a client’s account within this seven calendar day blackout period at a lower price, then the Employee must pay to Bradley, Foster & Sargent, Inc. the per share price differential times the number of shares sold so that the Employee has the same average price as Bradley, Foster & Sargent, Inc.’s client.

There may be instances when a Portfolio Manager buys a security for a client’s account within this seven calendar day blackout period at a lower price then obtained by the Employee. In a similar fashion, there may be instances when a Portfolio Manager sells a security for a client’s account within this seven calendar day blackout period at a higher price then obtained by the Employee. While the Employee is still subject to the disgorgement of profits policy, the share price differential will be negative and there will be no “profits” to disgorge.

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An Employee may purchase or sell a security for his or her personal account within seven calendar days of a trade in this same security for any Bradley, Foster & Sargent, Inc. clients, if all three of the following conditions are met (the “block trading” exemption):

1.	The Employee’s personal securities transaction is included in a block or aggregated trade with a Bradley, Foster & Sargent, Inc. client (client being defined as including any and all clients for whom Bradley, Foster & Sargent, Inc. has trading authority) (Note that the Trader must be informed in advance that the Employee wants to include his or her trade in the next available Bradley, Foster & Sargent, Inc.’s client’s block or aggregated trade),

2.	The personal component of the block or aggregated trade is limited to 15% of the total transaction, as measured by broker, and

3.	The Employee is other than the Employee whose personal trade was responsible for commencing the blackout period (in other words, the Employee whose personal trade was responsible for commencing the blackout period cannot participate in block or aggregated trades in that security during that blackout period).

Consistent with the personal trading requirements of Large and Mid Cap Stocks and Small Cap Stocks, all of the shares in that particular block or aggregated trade must be executed at the average price calculated by the broker, which must be done by the end of the day. Partially filled orders will go first to clients and then pro-rata to personal accounts, which include Bradley, Foster & Sargent, Inc.’s 401(k) Plan equity fund and the Bradley, Foster & Sargent, Inc. Corporate Accounts. Because personal trades are approved for only one day, unfilled or partially filled personal trades will not automatically be worked the next trading day. If an Employee still wants to complete the unfilled or partially filled personal trade order, the personal trade order must be resubmitted for pre-clearance approval, including for compliance with the 15% rule.

If the personal component of the block or aggregated trade exceeds 15% of the total transaction, the Employee’s personal transaction will be reduced to the 15% limit. If more than one Employee’s personal transaction is included in the personal component of the block or aggregated trade and the personal component exceeds 15% of the total transaction, each Employee’s personal transaction will be reduced on a pro-rated basis to achieve the 15% limit.

In addition, an Employee may sell a security for his or her personal account within seven calendar days of a sale of this same security for any Bradley, Foster & Sargent, Inc. clients, if both of the following conditions are met (the “no client holdings” exemption):

1.	No Bradley, Foster & Sargent, Inc. client (client being defined as including any and all clients for whom Bradley, Foster & Sargent, Inc. has trading authority) holds the security as of the trade date of the sale by the Employee and

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2.	The price obtained by the Employee is equal to or less than that obtained in the last client transaction involving that security.

Exemption from Disgorgement of Profits Policy

The disgorgement of profits policy does not apply to the Bradley, Foster & Sargent, Inc. 401(k) Plan equity fund which Bradley, Foster & Sargent, Inc. manages. The Bradley, Foster & Sargent, Inc. 401(k) Plan is treated as a client account for purposes of this provision. However, the Portfolio Manager managing the Bradley, Foster & Sargent, Inc. 401(k) Plan equity fund must observe the seven calendar day blackout period in regard to trades in securities for his or her other personal account(s) – unless the Portfolio Manager meets all of the conditions of the block trading exemption or the no client holdings exemption described above – or disgorge the profits, if any.

Also, if a Portfolio Manager executes a de minimis trade for a single client account, thereby commencing a blackout period, followed by an employee trade that would otherwise be subject to the disgorgement rule, the disgorgement of profits policy will not apply unless the Employee who traded for his or her personal account and the Portfolio Manager who traded for this client account is the same person.

De Minimis Tests

Notwithstanding the foregoing, if an Employee trades for his or her personal account, thereby starting a seven calendar day blackout period, and a Portfolio Manager trades for his clients’ accounts within that seven calendar day blackout period, the Employee’s personal trade will be deemed to be de minimis and not subject to the disgorgement of profits policy if the trade qualifies under at least one of the following de minimis transaction tests:

1.	The number of shares in the personal trade is equal to or less than 1% of the last 10 days average trading volume (the “1% rule”) or

2.	The dollar amount of the personal trade is equal to or less than $25,000 (the “$25,000 rule”).

Note: If multiple personal trades were executed by an Employee throughout a single trading day and/or personal trades were executed by an Employee in more than one personal account during a single trading day, all of the personal trades for all of the personal accounts must be combined for the purpose of calculating number of shares or dollar amount. In other words, the de minimis tests are applied to cumulative daily personal trading activity, not individual transactions.

If the trade does not meet the requirements of the 1% rule or the $25,000 rule, the amount in excess of the higher of the two requirements will be subject to the disgorgement of profits policy.

Exception: If the Employee who traded for his or her personal account and the Portfolio Manager who traded for his or her clients’ accounts within the following seven calendar day blackout period is the same person, that Portfolio Manager’s personal trades will not qualify for de minimis treatment. Rather, the entire amount of his or her personal trades will be subject to the disgorgement of profits policy.

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Daily Trading Activity – Electronic Record

In order to coordinate trading in Small Cap Stocks for client accounts and Employees’ personal accounts, the Trader will maintain a current electronic record of daily trading activity in Small Cap Stocks on the Bradley, Foster & Sargent, Inc. Guidance List. That record will be available to all Employees on the Company’s H drive under the heading Small Cap Stocks Daily Trading Activity.

Guidance List Categorization Changes

Every two weeks, in conjunction with updating the Company’s Guidance List, the following procedures will be used to determine the timing of re-categorizing a security from Small Cap to Large and Mid Cap and from Large and Mid Cap to Small Cap:

1.	If the market capitalization of a Small Cap Stock exceeds the $2 billion threshold, the security will be re-categorized as a Large or Mid Cap Stock.

2.	If the market capitalization of a Large or Mid Cap Stock falls below the $2 billion threshold, the security will be re-categorized as a Small Cap Stock.

Market capitalization will be calculated as the closing price per share times the number of shares outstanding.

Because all situations (e.g., market volatility) cannot be contemplated or provided for in advance, the Chief Compliance Officer has the authority to require that the re-categorization “test” be performed more often than every two weeks.

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Appendix D: Client Privacy Policy – Employee Procedures

This document establishes the Bradley, Foster & Sargent, Inc. Employee procedures for upholding client privacy. It is the policy of Bradley, Foster & Sargent, Inc. to maintain the confidentiality, integrity, and security of personal information entrusted to us by former, current, and prospective clients. This is a top priority for Bradley, Foster & Sargent, Inc. All Employees are required to protect client information and use that information only as our clients intended. Employees will read and review Bradley, Foster & Sargent, Inc.’s Client Privacy Policy – Employee Procedures (“Privacy Policy”) annually, concurrently with the Ethics Policy.

Training – All new Employees will be trained in these procedures by the Senior Operations Officer during his or her first week of employment.

The procedures below are to be followed by all Bradley, Foster & Sargent, Inc. Employees.

●	Personal and/or client account information will be provided only to the beneficial owner of an account unless prior written authorization has been submitted by the beneficial owner of the account to allow others to view such information. (See attached Authorization to Release Account Information form.)

●	In the case of a trust, account information will be provided only to a Trustee of an account unless prior written authorization has been submitted by the Trustee of the account to allow others to view such information. (See attached Authorization to Release Account Information form.)

●	We use client information to fulfill our regulatory obligations (government agencies, self-regulatory organizations, in conjunction with an examination of our records and/or practices). In addition, certain key vendors assisting with the implementation and maintenance of systems to assist us with our operations may have temporary access to certain client information. We must attempt to limit vendor access to information to only what is necessary for such vendors to complete their job. The Employee responsible for contracting the vendor must require that all such key vendors agree to confidentiality or non-disclosure agreements.

●	Only the beneficial owner of an account or persons authorized in writing by the beneficial owner of the account may give trading instructions.

●	Only the beneficial owner of an account or persons authorized in writing by the beneficial owner of the account may give instructions for distributing cash and/or securities (Example: A request by Mr. Doe to wire funds from Mrs. Doe’s individual account to their joint account will be executed only if Mrs. Doe has previously provided written authorization for Mr. Doe to issue such instructions.)

●	It is the policy of Bradley, Foster & Sargent, Inc. that Employees may not share clients’ names, or any other information about clients, with other clients of the firm or with individuals outside of the firm.

●	As required by law, we will send our current clients our most recent Privacy Policy at least annually. New clients will receive a copy of the Privacy Policy and cover letter as part of their account-opening package. (Both documents are listed as required disclosures/distributions on the New Account Opening Checklist.)

●	New clients will receive a copy of the Authorization to Release Account Information form as part of their account-opening package. (This document is listed as a required distribution on the New Account Opening Checklist.) For existing clients, an authorization form will be obtained when appropriate.

February 28, 2012

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Authorization to Release Account Information

Bradley, Foster & Sargent, Inc.’s Privacy Policy mandates that client information cannot be shared with anyone other than the beneficial owner of an account (or Trustee, in the case of a trust) without prior authorization. Accordingly, if you wish information about your account to be made available to another individual, (e.g., spouse, family member, accountant, and/or attorney), kindly complete the form below.

Additionally, for billing purposes, your account may be grouped with other related, but not beneficially owned, accounts giving you the opportunity to benefit from a more favorable fee schedule than would otherwise have been available to you if your account was billed separately. You will be billed your pro-rated share of the total fee, based on the percentage the market value of your account represents of the total market value of the grouped accounts. Our invoices disclose the market value of the grouped accounts. Some may view the sharing of such information as a violation of their privacy. To avoid the possibility of such a situation, we believe it is in the best interest of all parties concerned to pre-authorize the sharing of this information.

Account Name:	«Account_Name»

Account #:	«Account_Number»

Beneficial owner:	«Name»

(trustee, individual, power of attorney)

Address:	«Address»	Fax:

«City», «St» «Zip»	Home Tel.:	«Client_Phone_Number»

Bradley, Foster & Sargent, Inc. is authorized to release account information regarding the above referenced account(s) to the person(s) named below until future written notification/revocation from me.

Authorized Persons:

Attorney:	☐ General Account Information

Firm:	☐ Account Value Only (Grouped Billing)

Accountant:	☐ General Account Information

Firm:	☐ Account Value Only (Grouped Billing)

☐ General Account Information
Name:	☐ Account Value Only (Grouped Billing)

«Name»	Date

«Name»	Date

This should not be considered authorization to make any changes to the account setup, make withdrawals and transfers, or give trading instructions for my account(s).

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Appendix E: Annual Compliance Questionnaire

Please answer the following questions accurately. If you mark any shaded boxes, explain your response in the space following the table.

Question	Yes	No
1. Are you or any members of your immediate family employed by a financial services company or a company that provides products or services to Bradley, Foster & Sargent, Inc.?
2. Do you or any members of your immediate family serve as a general partner or managing member for an investment-related pooled investment vehicle (limited partnership, limited liability company, etc.)?
3. Do you or any members of your immediate family have some other business or personal relationship with, or substantive investment in, a financial services company or a company that provides products or services to Bradley, Foster & Sargent, Inc.?
4. Do you or any members of your immediate family serve as trustee (including sole-trustee, co-trustee, and successor-trustee), executor, or in a similar capacity for any Client’s account (other than for personal accounts)?
5. Are you or any members of your immediate family the direct or indirect beneficiary of any Client’s account (other than for personal accounts)?
6. Do you or any members of your immediate family have power-of-attorney, check-writing authority, or bill-paying privileges, or similar authority for any Client’s account (other than for personal accounts)?
7. Are any members of your immediate family employed by any government or governmental agency?
8. Do you or any members of your immediate family serve as officers or directors of any organizations (including private companies and public companies)?
9. Do you or any members of your immediate family serve on any creditors’ committees?
10. Have you or any members of your immediate family served as witnesses, plaintiffs, or defendants in any securities, financial, or investment-related legal actions?
11. Are you aware of any conflicts of interest that have not already been disclosed to the CCO involving Bradley, Foster & Sargent, Inc., you, or your immediate family members and any Client?

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Question	Yes	No
12. Have you complied with Bradley, Foster & Sargent, Inc.’s requirements regarding the disclosure of outside business activities?
13. Have you improperly transmitted proprietary information between Bradley, Foster & Sargent, Inc. and any prior employers or other individuals or entities?
14. Have you reported to the CCO all political contributions you made, or contributions you solicited, in the past 12 months to any federal, state or local politician or for any federal, state or local political party or political action committees?
15. Have you complied with Bradley, Foster & Sargent, Inc.’s requirements regarding disclosing to the CCO certain gifts?
16. Have you complied with Bradley, Foster & Sargent, Inc.’s Employee Handbook: A Guide to Personnel Policies and Practices?

17.  In the past ten years, have you been convicted of or plead guilty or no contest in a domestic, foreign, or military court to any:

●    Felony

●    Misdemeanor involving investments or an investment-related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?

18. Are any felony or misdemeanor charges, as described above, currently pending?

19.  In the past ten years, has the SEC or the CFTC found you:

●    To have made a false statement or omission?

●    To have been involved in a violation of SEC or CFTC regulations or statutes?

●    To have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?

20.  In the past ten years, has the SEC or the CFTC:

●    Entered an order against you in connection with investment-related activity?

●    Imposed a civil monetary penalty on you, or ordered you to cease and desist from any activity?

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Question	Yes	No

21.  In the past ten years, has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority found you or an advisory affiliate to have:

●    Made a false statement or omission, or been dishonest, unfair, or unethical?

●    Been involved in a violation of investment-related regulations or statutes?

●    Been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?

22.  In the past ten years, has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority:

●    Entered an order against you in connection with an investment-related activity?

●    Denied, suspended, or revoked your or any advisory affiliate’s registration or license, or otherwise prevented you, by order, from associating with an investment-related business or restricted your or any advisory affiliate’s activity?

23.  In the past ten years, has any self-regulatory organization or commodities exchange found you or an advisory affiliate to have:

●    Made a false statement or omission?

●    Been involved in a violation of its rules (other than a violation designated as a “minor rule violation” under a plan approved by the SEC)?

●    Been the cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?

24. In the past ten years, has any self-regulatory organization or commodities exchange disciplined you by expelling or suspending you or the advisory affiliate from membership, barring or suspending you or the advisory affiliate from association with other members, or otherwise restricting your or the advisory affiliate’s activities?
25. Has an authorization to act as an attorney, accountant, or federal contractor granted to you ever been revoked or suspended?

26.  In the past ten years, has any domestic or foreign court:

●    Enjoined you in connection with any investment-related activity?

●    Found that you were involved in a violation of investment-related statutes or regulations?

●    Dismissed, pursuant to a settlement agreement, an investment-related civil action brought against you by a state or foreign financial regulatory authority?

Bradley, Foster & Sargent, Inc. Ethics Policy and Standards of Professional Conduct

Revision: April 6, 2017

Question	Yes	No
27. Are you now the subject of any proceeding that could result in a “yes” answer to any of the preceding questions?
New Employees (i.e., hired during the previous calendar year) should skip the remaining question and explain any marks in shaded boxes below the table.
28. During the past 12 months, have you become aware of any violation of Bradley, Foster & Sargent, Inc.’s Ethics Policy that you did not disclose to the CCO?

Please use the space below to explain any marks in shaded boxes. For each explanation, indicate the relevant question number. Use additional pages as necessary.

Question Number	Explanation

By signing below, I certify that I responded to the Annual Compliance Questionnaire completely and accurately.

Print Name:

Signature:

Date:

Bradley, Foster & Sargent, Inc. Ethics Policy and Standards of Professional Conduct

Revision: April 6, 2017